Exhibit 99.1

FOR IMMEDIATE RELEASE

TECO ENERGY REPORTS THIRD QUARTER RESULTS

Company tightens 2011 guidance to a range of $1.25 to $1.35,

provides preliminary 2012 business drivers, and

announces discovery of new metallurgical coal reserves

TAMPA, Nov. 1, 2011 — TECO Energy, Inc. (NYSE:TE) today reported third quarter net income of $90.2 million, or $0.42 per share, compared to $51.0 million, or $0.24 per share, in the third quarter of 2010. Net income in the 2010 third quarter reflected the one-time $24.0 million reduction in base revenue ($14.7 million after-tax, or $0.07 per share) at Tampa Electric under its regulatory agreement approved by the Florida Public Service Commission (FPSC) in August 2010. There were no charges or gains in the third quarter of 2011. Results in the third quarter of 2010 were reduced by $23.1 million of net charges and gains discussed in the non-GAAP results section below and the Results Reconciliation table later in this release.

Year-to-date net income and earnings per share were $219.4 million, or $1.02 per share, in 2011, compared to $182.3 million, or $0.85 per share, in the same period in 2010. There were no charges or gains in the 2011 year-to-date period. Year-to-date results in 2010 were reduced by net charges and gains of $44.3 million. These are discussed in the non-GAAP results section below and the Results Reconciliation table later in this release.

TECO Energy President and Chief Executive Officer John Ramil said, “I’m pleased with the strong results we continue to deliver this year, which position us well to finish 2011 with solid financial performance. Our Florida utilities are benefiting from continued modest improvement in the state and local economies and they both delivered good growth this quarter. At Tampa Electric, we expect to begin preliminary engineering work in 2012 on our preferred generating capacity addition of converting the peaking units at the Polk Power Station to combined cycle units for in service in early 2017.”

“I am also very excited about the new metallurgical coal reserves that TECO Coal identified on properties that it already controls, and what this could mean for the value of the coal company and its long-term growth prospects. These new tons can be deep mined and efficiently transported by conveyor belts at our Premier Elkhorn mine, which has a prep plant with capacity to handle higher production. These new reserves dramatically increase the percentage of high-value true metallurgical coal in TECO Coal’s reserve base.”

Non-GAAP Results

The table below compares the TECO Energy GAAP net income to the non-GAAP results used in this release. Non-GAAP results exclude the charges and gains described following the table. See the Non-GAAP Presentation section and Results Reconciliation table later in this release for a reconciliation to GAAP results and a discussion regarding this presentation of non-GAAP results and management’s use of this information.

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All amounts included in the non-GAAP discussion below are after tax, unless otherwise noted.

Results Comparisons
	3 months ended Sep. 30		9 months ended Sep. 30		12 months ended Sep. 30
(millions)	2011	2010	2011	2010	2011	2010
Net income attributable to TECO Energy	$90.2	$51.0	$219.4	$182.3	$276.1	$235.9
Non-GAAP Results	$90.2	$74.1	$219.4	$226.6	$268.3	$280.6

There were no non-GAAP adjustments in the third quarter or year-to-date periods of 2011. Third quarter 2010 non-GAAP results excluded a $24.9 million tax expense on undistributed earnings from DECA II, which was sold in the fourth quarter of 2010, and a $1.8 million benefit from the recovery of fees related to the previously sold McAdams Power Station. In addition to the third quarter charges and gains, year-to-date 2010 non-GAAP results excluded $20.3 million of early debt retirement charges and the final $0.9 million of 2009-related restructuring charges recorded in the first quarter of 2010. (See the Results Reconciliation table.)

Segment Reporting

The table below includes TECO Energy segment information on a GAAP basis, which includes all charges and gains for the periods shown.

Segment Information	3 months ended Sep. 30		9 months ended Sep. 30		12 months ended Sep. 30
(millions)	2011	2010	2011	2010	2011	2010
Net Income (loss)
Tampa Electric	$75.0	$61.9	$165.0	$166.8	$207.0	$205.9
Peoples Gas System	4.8	3.7	25.4	26.7	32.8	39.3
TECO Coal	14.1	8.3	38.1	45.8	45.3	53.3
TECO Guatemala	4.5	(12.6)	16.4	8.4	49.6	17.9
Parent & other	(8.2)	(10.3)	(25.5)	(65.4)	(58.6)	(80.5)
Net income attributable to TECO Energy	$90.2	$51.0	$219.4	$182.3	$276.1	$235.9

Operating Company Results:

All amounts included in the operating company and Parent & other results discussions below are after tax, unless otherwise noted.

Due to an accounting rule change related to variable interest entities, effective Jan. 1, 2010, the San José and Alborada power stations at TECO Guatemala were consolidated in the financial statements of TECO Energy. Prior periods have not been restated to reflect this change, which did not affect net income.

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Tampa Electric

Tampa Electric reported net income for the third quarter of $75.0 million, compared with $61.9 million for the same period in 2010. Results for the quarter reflect a 0.8% higher average number of customers, and lower operations and maintenance expenses. Net income for the 2010 quarter reflected the one-time $24.0 million reduction in base revenues ($14.7 million after tax) associated with the regulatory agreement approved by the FPSC in August 2010 that resolved all outstanding issues from the 2008 base rate case.

Total degree days in Tampa Electric’s service area were 7% above normal, but essentially in line with the third quarter of 2010. Rainfall in the quarter was 14% above normal, which did not affect degree days but did lower energy sales to residential customers. Base revenues in the 2011 third quarter were $4 million to $6 million lower than in the 2010 period due to the effects of weather. Total net energy for load, which is a calendar measurement of retail energy sales rather than a billing-cycle measurement, decreased 1.3% in the third quarter of 2011 compared to the same period in 2010. Lower retail energy sales were driven primarily by lower sales to industrial-phosphate customers due to increased self-generation capacity by one large industrial-phosphate customer. The quarterly energy sales shown on the statistical summary that accompanies this earnings release reflect the energy sales based on the timing of billing cycles, which can vary period to period.

Operations and maintenance expense, excluding all FPSC-approved cost-recovery clauses, decreased $6.2 million due to lower accruals for performance-based incentive compensation for all employees and other benefit costs. Depreciation and amortization expense increased $1.1 million due to additions to facilities to serve customers.

Year-to-date net income was $165.0 million, compared with $166.8 million in the 2010 period, driven primarily by lower energy sales due to milder winter weather than in the record-cold 2010 winter season, partially offset by 0.7% higher average number of customers, lower operations and maintenance expenses, and higher earnings on NOx control projects.

Year-to-date total degree days in Tampa Electric’s service area were 8% above normal, but 5% below the prior year-to-date period. Pretax base revenue was $30 million to $35 million lower than in 2010, primarily reflecting the milder weather and the voluntary conservation that occurred during the mild winter and spring periods without extreme weather.

In the 2011 year-to-date period, total net energy for load declined 4.6% compared to the same period in 2010. Lower retail energy sales were driven primarily by milder winter weather and lower sales to industrial-phosphate customers, due to the factors described above. Sales to commercial and industrial-other customers reflect the modest improvements in the Florida economy experienced by certain customers, primarily medical facilities and certain manufacturers. The year-to-date energy sales shown on the statistical summary that accompanies this earnings release reflect the higher sales associated with the late December 2010 cold weather that are included in 2011 billed sales.

Year-to-date operations and maintenance expense, excluding all FPSC-approved cost-recovery clauses, decreased $13.9 million. Higher spending on operating and maintaining the transmission and distribution systems were more than offset by lower accruals of performance-based incentive compensation for all employees and other benefit costs, and lower bad debt expense.

Compared to the 2010 year-to-date period, depreciation and amortization expense increased $3.3 million, reflecting the additions to facilities to serve customers discussed above.

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Peoples Gas

Peoples Gas reported net income of $4.8 million for the third quarter, compared to $3.7 million in the same period in 2010. Quarterly results reflect a 0.9% higher average number of customers. Sales to residential customers increased due to customer growth, and sales volumes to commercial customers increased due to improvements in the Florida economy. Off-system sales decreased due to increased capacity available on an intrastate pipeline operating in Florida. Results in the 2010 quarter included a $3.1 million provision related to potential earnings above the top of the allowed return on equity (ROE) range as a result of the unprecedented cold winter weather in 2010 and Peoples Gas’ expectation that it would earn above the top of its allowed ROE range of 9.75% to 11.75%. Excluding this $3.1 million provision affecting expense in 2010, non-fuel operations and maintenance expense increased $0.9 million in 2011 due to generally higher spending on pipeline maintenance, partially offset by lower accruals of performance-based incentive compensation for all employees. Results also reflect increased depreciation expense due to routine plant additions.

Peoples Gas reported net income of $25.4 million for the year-to-date period, compared to $26.7 million in the same period in 2010. Results reflect a 0.7% higher average number of customers, but lower usage by residential and commercial customers due to milder weather in the first quarter compared to the unusually cold winter weather in 2010. Increased sales volumes to industrial customers reflect the operation of several higher-usage customers that were idle in the 2010 period. Excluding the $5.5 million year-to-date impact of the provision related to potential earnings above the top of the allowed ROE range in 2010, non-fuel operations and maintenance expense was higher in 2011, including $2.2 million of expenses related to the defense of environmental contamination claims.

TECO Coal

TECO Coal achieved third quarter net income of $14.1 million on sales of 2.1 million tons, compared to $8.3 million on sales of 2.2 million tons in the same period in 2010.

In 2011, results reflect an average net per-ton selling price, excluding transportation allowances, of almost $90 per ton, almost 19% higher than in 2010 due to a sales mix that was more heavily weighted to specialty coal, including metallurgical and PCI coal. In the third quarter of 2011, the all-in total per-ton cost of production increased to more than $81 per ton. Cost of production in the third quarter was driven by higher contract miner costs, higher costs related to new roof control requirements, higher costs of all supplies that are oil- related such as conveyor belts and tires, and lower productivity due to continued high levels of safety inspections. TECO Coal estimates that increased safety inspections have reduced production more than 10% compared to prior years. TECO Coal’s effective income tax rate in the third quarter of 2011 was 22%, compared to 24% in the 2010 period.

TECO Coal recorded year-to-date net income of $38.1 million on sales of 6.2 million tons in 2011, compared to $45.8 million on sales of 6.8 million tons in the 2010 period. In 2010, year-to-date net income included a $5.3 million benefit from the settlement of state income tax issues recorded in prior years. The year-to-date sales mix was driven by the same factors as in the third quarter. The 2011 year-to-date average net per-ton selling price was almost $87 per ton and the all-in total per-ton cost of production was $79 per ton. TECO Coal’s effective income tax rate was 22% in the year-to-date period, compared to 23%, excluding the effect of the state income tax settlements discussed above, in the 2010 year-to-date period.

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Exploration and Drilling Program Results

TECO Coal has made a new discovery of an additional estimated 65 million tons of metallurgical coal on properties it controls that are classified as proven and probable reserves, and an additional estimated 9 million tons of metallurgical coal classified as resource (non-reserve coal deposits). TECO Coal is evaluating mining plans and potential markets for this high-vol metallurgical coal, and estimates that development of these reserves would take at least two years. TECO Coal has applied to the State of Kentucky for the necessary permit amendments related to surface development activities to access these reserves.

TECO Guatemala

TECO Guatemala reported third quarter net income of $4.5 million in 2011, compared to a loss of $12.6 million in the 2010 period. TECO Guatemala’s third quarter 2010 non-GAAP results were $12.3 million, which exclude a $24.9 million tax charge related to undistributed earnings as a result of the sale of its ownership interest in DECA II, which included EEGSA and affiliated companies, on Oct. 21, 2010. Year-to-date 2011 net income was $16.4 million, compared to $8.4 million in the 2010 period. Year-to-date 2010 non-GAAP results were $33.3 million, which excluded the third-quarter tax charge. Results in the 2011 quarter reflect no earnings from DECA II, sold in October 2010, which were $4.1 million and $12.1 million in the 2010 quarter and year-to-date periods, respectively, and $1.5 million and $5.2 million lower capacity payments in the 2010 quarter and year-to-date periods, respectively, related to the Alborada Power Station contract extension, which became effective September 2010. Results at the San José Power Station reflect higher contract and spot energy sales and prices, and lower interest expense due to lower rates on the non-recourse debt. In the 2010 third quarter, results included a $3.6 million benefit from insurance recoveries related to the unplanned outages at the San José Power Station in 2009.

Parent & other

The cost for Parent & other in the third quarter of 2011 was $8.2 million, compared to a cost of $10.3 million in the same period in 2010. There were no non-GAAP adjustments in 2011. Results in 2011 reflect $3.2 million lower interest expense as a result of 2011 debt retirement and the 2010 debt restructuring and retirement actions. In the 2010 quarter, the non-GAAP cost for Parent & other was $12.1 million, which excluded a $1.8 million benefit from the recovery of fees related to the previously sold McAdams Power Station.

The year-to-date Parent & other cost was $25.5 million in 2011, compared to $65.4 million in the 2010 period. There were no non-GAAP adjustments in 2011. Results in 2011 reflect $10.6 million lower interest expense as a result of 2011 debt retirement and the 2010 debt restructuring and retirement actions. The 2010 year-to-date non-GAAP cost was $46.0 million, which excluded the third-quarter benefit related to the McAdams Power station, $20.3 million of debt retirement charges and $0.9 million of final restructuring charges. In 2010, the year-to-date cost for Parent & other also included negative valuation adjustments to foreign tax credits totaling $5.9 million based on estimated foreign source income and projected timing of the utilization of the net operating loss carry forwards, and a $1.1 million charge to adjust deferred tax balances related to the Medicare Part D subsidies as a result of the Patient Protection and Affordable Care Act enacted in 2010. (See the Results Reconciliation table.)

Cash and Liquidity

The table below sets forth the Sept. 30, 2011, consolidated liquidity and cash balances, the cash balances at the operating companies and TECO Energy parent, and amounts available under the TECO Energy/Finance and Tampa Electric Company credit facilities.

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Balances as of September 30, 2011
(millions)	Consolidated	Tampa Electric Company	Unregulated Companies	Parent
Credit facilities	$675.0	$475.0	$—	$200.0
Drawn amounts/LCs	0.7	0.7	—	—

Available credit facilities	674.3	474.3	—	200.0
Cash and short-term investments	165.8	111.1	29.2	25.5

Total liquidity	$840.1	$585.4	$29.2	$225.5

2011 Guidance and Business Drivers Update

Based on strong year-to-date actual results, but generally milder than normal weather, which affects sales at Tampa Electric, and year-to-date cost pressures at TECO Coal it is very unlikely that upsides included in the original guidance will be achieved with only one quarter remaining in 2011. Therefore, TECO Energy is tightening its 2011 earnings per share guidance to a range of $1.25 to $1.35, excluding charges and gains.

Tampa Electric and Peoples Gas expect to earn their respective allowed returns on equity authorized in their 2009 base rate proceedings. Tampa Electric expects customer growth to continue to be in line with the trends experienced in the 2011 year-to-date period. Weather in the fourth quarter to date has been milder than normal, and the mild weather pattern is forecast to continue in November. In 2010, weather added between $30 million and $40 million to pretax base revenue at Tampa Electric. Also in 2010, Tampa Electric reduced base revenue $24 million as a one-time item under its regulatory agreement approved by the FPSC.

TECO Coal expects 2011 sales of between 8.2 million and 8.5 million tons at an average selling price across all products of more than $88 per ton. The 2011 product mix is expected to be about 45% specialty coal, which includes stoker, metallurgical and PCI coals, and the remainder utility steam coal. The full-year cost of production is now expected to be about $79 per ton which is above the previously provided cost range of $74 and $78 per ton.

The guidance assumes normal operations for the Alborada and San José power stations in Guatemala. TECO Guatemala extended the power sales contract for the Alborada Power Station for five years at rates approximately 55%, or $7.0 million after tax on an annual basis, below the previous contract level effective Sept. 14, 2010. TECO Guatemala’s 2011 results reflect the absence of earnings from DECA II, which was sold in October 2010. Prior to the sale, DECA II contributed $13.1 million to 2010 net income at TECO Guatemala.

Parent & other interest cost in 2011 reflects the December 2010 early retirement of $236 million of TECO Energy and TECO Finance notes due in 2012, and the repayment of $64 million of notes at maturity on May 1, 2011.

This guidance is provided in the form of a range to allow for varying outcomes with respect to important variables, such as weather and customer usage at the Florida utilities, and volumes and margins at TECO Coal.

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2012 Preliminary Outlook

The operating companies are in the process of developing detailed 2012 business plans, and formal 2012 guidance will be provided at the time of TECO Energy’s fourth-quarter earnings release in early February. Major business drivers that are expected to impact 2012 results include:

For 2012, both Florida utilities expect to continue to earn within their allowed ROE ranges of 10.25% to 12.25% for Tampa Electric and 9.75% to 11.75% for Peoples Gas. The economy in Florida continues to improve slowly and Tampa Electric and Peoples Gas expect customer growth to continue in line with the trends experienced in 2011. The utilities expect to manage operations and maintenance costs to levels that will allow them to earn the allowed ROEs. Tampa Electric is in the process of reviewing its generating capacity expansion plans, and expects to include in its 2012 capital expenditure forecast the initial expenditures for preliminary engineering and for transmission system enhancements needed to support its preferred generating capacity addition of converting the peaking units at the Polk Power Station to combined cycle units, which are expected to enter service in early 2017.

TECO Coal expects sales to be at levels similar to 2011 in a range between 8.2 million and 8.5 million tons. The contracting cycle for North American metallurgical coal sales is in progress, but final commitments remain open. The product mix is expected to be 45% to 50% specialty coal, which includes stoker, metallurgical and PCI coals, and the remainder utility steam coal. The coal tons related to the below-market contract that expires at the end of 2011 were already contracted at then current market prices in the second quarter, which is expected to add $24 million to revenue in 2012. In the current market environment, TECO Coal expects to contract for 2012 metallurgical coal sales at prices similar to 2011 levels. In the fall of 2010, when TECO Coal contracted the majority of its 2011 domestic metallurgical coal sales, the benchmark price for hard-coking coal was $209 per metric tonne, compared to the current benchmark price of $285 per metric tonne. The cost of production is expected to increase in 2012 due to a continuation of the factors that have driven costs in 2011. By modifying the mining plan to eliminate valley fills, TECO Coal has received a surface mine permit that it had sought for several years.

TECO Guatemala expects normal operations for the Alborada Power Station. The San José Power Station has a scheduled major outage, which will reduce energy sales and financial results from that plant.

Non-GAAP Presentation

Management believes it is helpful to present a non-GAAP measure of performance that reflects the ongoing operations of TECO Energy’s businesses and that allows investors to better understand and evaluate the business as it is expected to operate in future periods.

Management and the Board of Directors use non-GAAP measures as a yardstick for measuring the company’s performance, for making decisions that are dependent upon the profitability of the company’s various operating units, and for determining levels of incentive compensation.

The non-GAAP measures of financial performance used by the company are not measures of performance under accounting principles generally accepted in the United States and should not be considered an alternative to net income or other GAAP figures as an indicator of the company’s financial performance or liquidity. TECO Energy’s non-GAAP presentation of net income may not be comparable to similarly titled measures used by other companies.

The Results Reconciliation table below presents non-GAAP financial results after elimination of the effects of certain identified charges and gains. This provides investors additional information to assess the company’s results and future earnings potential.

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Results Reconciliation	3 months ended Sep. 30		9 months ended Sep. 30		12 months ended Sep. 30
(millions)	2011	2010	2011	2010	2011	2010
GAAP net income	$90.2	$51.0	$219.4	$182.3	$276.1	$235.9

Add parent debt extinguishment	—	—	—	20.3	13.2	20.3
Add restructuring charges	—	—	—	0.9	—	1.3
Exclude gain on sale of DECA II	—	—	—	—	(21.0)	—
Exclude recovery of fees related to McAdams Power Station sale	—	(1.8)	—	(1.8)	—	(1.8)
Add taxes on undistributed earnings at DECA II	—	24.9	—	24.9	—	24.9

Total charges and gains	—	23.1	—	44.3	(7.8)	44.7

Non-GAAP results	$90.2	$74.1	$219.4	$226.6	$268.3	$280.6

(1)	A non-GAAP financial measure is a numerical measure that includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable GAAP measure.

Webcast

As previously announced, TECO Energy will host a webcast with the investment community to discuss its third quarter results, outlook for the remainder of 2011 and preliminary outlook of the business drivers for 2012 at 5:00 pm Eastern time, Tuesday, Nov. 1, 2011. The webcast will be accessible through the link on TECO Energy’s website: www.tecoenergy.com. The webcast and accompanying slides will be available for replay for 30 days through the website, beginning approximately two hours after the conclusion of the live event.

TECO Energy, Inc. (NYSE: TE) is an energy-related holding company. Its principal subsidiary, Tampa Electric Company, is a regulated utility in Florida with both electric and gas divisions (Tampa Electric and Peoples Gas System). Other subsidiaries include TECO Coal, which owns and operates coal production facilities in Kentucky and Virginia, and TECO Guatemala, which is engaged in electric power generation and energy-related businesses in Guatemala.

Note: This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Actual results may differ materially from those forecasted. The forecasted results are based on the company’s current expectations and assumptions, and the company does not undertake to update that information or any other information contained in this press release, except as may be required by law. Factors that could impact actual results include: regulatory actions by federal, state or local authorities; unexpected capital needs or unanticipated reductions in cash flow that affect liquidity; the ability to access the capital and credit markets when required; the availability of adequate rail transportation capacity for the shipment of TECO Coal’s production; general economic conditions affecting energy sales at the utility companies; economic conditions, both national and international, affecting the Florida economy and demand for TECO Coal’s production; weather variations and changes in customer energy usage patterns affecting sales and operating

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costs at Tampa Electric and Peoples Gas; the effect of extreme weather conditions or hurricanes; operating conditions, commodity prices, operating cost and environmental or safety rule changes affecting the production levels and margins at TECO Coal; conditions affecting TECO Coal’s ability to permit and develop additional specialty coal reserves and/or increase specialty coal sales; fuel cost recoveries and related cash at Tampa Electric; natural gas demand at Peoples Gas; and the ability of TECO Energy’s subsidiaries to operate equipment without undue accidents, breakdowns or failures;. Additional information is contained under “Risk Factors” in TECO Energy, Inc.’s Annual Report on Form 10-K for the period ended Dec. 31, 2010.

Summary Information as of Sep. 30, 2011
	3 months ended		9 months ended		12 months Ended
(millions except per share amounts)	2011	2010	2011	2010	2011	2010
Revenues	$911.4	$901.8	$2,593.2	$2,712.9	$3,368.2	$3,478.0

Net income attributable to TECO Energy	$90.2	$51.0	$219.4	$182.3	$276.1	$235.9

Earnings per share attributable to TECO Energy – basic	$0.42	$0.24	$1.02	$0.85	$1.29	$1.10

Earnings per share attributable to TECO Energy – diluted	$0.42	$0.24	$1.02	$0.85	$1.28	$1.10
Average common shares outstanding – basic	213.8	212.8	213.5	212.5	213.3	212.4
Average common shares outstanding – diluted	215.3	215.1	215.1	214.6	215.0	214.5

Contact:	News Media: Cherie Jacobs – (813) 228-4945
Investor Relations: Mark Kane – (813) 228-1772
Internet: http://www.tecoenergy.com

SEPTEMBER 2011

Figures appearing in these statements are presented as general information and not in connection with any sale or offer to sell or solicitation of an offer to buy any securities, nor are they intended as a representation by the company of the value of its securities. All figures reported are subject to adjustments as the annual audit by independent accountants may determine to be necessary and to the explanatory notes affecting income and balance sheet accounts contained in the company’s Annual Report on Form 10-K. Reference should also be made to information contained in that and other reports filed by TECO Energy, Inc. and Tampa Electric Company with the Securities and Exchange Commission. The attached financial statements include the results of operations, financial position and cash flows for two power generation projects in Guatemala, previously reflected as unconsolidated affiliates, that were reconsolidated effective January 1, 2010 in accordance with new accounting guidance.

TECO ENERGY, Inc.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

	Three Months Ended		Nine Months Ended		Twelve Months Ended
	Sep. 30,		Sep. 30,		Sep. 30,
(millions except share data)	2011	2010	2011	2010	2011	2010

Revenues
Regulated electric and gas	$685.5	$707.4	$1,929.1	$2,079.1	$2,522.6	$2,692.3
Unregulated	225.9	194.4	664.1	633.8	845.6	785.7

Total revenues	911.4	901.8	2,593.2	2,712.9	3,368.2	3,478.0

Expenses
Regulated operations
Fuel	226.3	224.5	565.4	573.9	740.4	776.2
Purchased power	32.1	45.2	103.2	151.5	131.3	184.6
Cost of natural gas sold	41.5	61.0	177.6	236.4	225.6	292.4
Other	82.2	96.1	242.6	280.5	332.3	354.0
Operation other expense
Mining related costs	132.3	119.9	387.0	375.1	494.6	481.2
Guatemalan power generation	22.1	15.6	64.9	48.5	81.6	51.7
Other	2.1	1.9	5.2	5.0	6.8	7.1
Maintenance	44.0	44.6	141.3	137.1	188.8	179.7
Depreciation and amortization	82.4	78.8	243.4	233.7	322.5	307.8
Restructuring charges	0.0	0.0	0.0	1.5	0.0	2.2
Recoveries from previously impaired assets	0.0	(2.9)	0.0	(2.9)	0.0	(2.9)
Taxes, other than income	57.0	57.4	171.2	174.1	224.5	226.1

Total expenses	722.0	742.1	2,101.8	2,214.4	2,748.4	2,860.1

Income from operations	189.4	159.7	491.4	498.5	619.8	617.9

Other income (expense)
Allowance for other funds used during construction	0.2	0.3	0.8	1.6	1.1	2.5
Other income	2.6	10.4	5.6	16.0	46.9	18.1
Loss on debt extinguishment	0.0	0.0	0.0	(33.0)	(22.5)	(33.0)
Income from equity investments	0.0	3.6	0.0	10.5	(0.2)	24.3

Total other income	2.8	14.3	6.4	(4.9)	25.3	11.9

Interest charges
Interest expense	50.8	57.5	154.9	175.8	211.5	234.1
Allowance for borrowed funds used during construction	(0.1)	(0.1)	(0.4)	(0.9)	(0.6)	(2.2)

Total interest charges	50.7	57.4	154.5	174.9	210.9	231.9

Income before provision for income taxes	141.5	116.6	343.3	318.7	434.2	397.9
Provision for income taxes	51.2	65.5	123.7	135.9	157.8	161.5

Net income	90.3	51.1	219.6	182.8	276.4	236.4
Less: Net income attributable to noncontrolling interest	(0.1)	(0.1)	(0.2)	(0.5)	(0.3)	(0.5)

Net income attributable to TECO Energy	$90.2	$51.0	$219.4	$182.3	$276.1	$235.9

Average common shares outstanding – basic (millions)	213.8	212.8	213.5	212.5	213.3	212.4
Average common shares outstanding – diluted (millions)	215.3	215.1	215.1	214.6	215	214.5

Earnings per average common share outstanding:
Earnings per share attributable to TECO Energy – basic	0.42	0.24	1.02	0.85	1.29	1.10
Earnings per share attributable to TECO Energy – diluted	0.42	0.24	1.02	0.85	1.28	1.10

TECO ENERGY, Inc.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

(millions)	Sep. 30, 2011	Dec. 31, 2010

Assets
Current assets
Cash and cash equivalents	$165.8	$67.5
Short-term investments	0.0	14.8
Receivables	342.8	333.4
Inventories at average cost
Fuel	124.1	169.5
Materials and supplies	83.8	78.1
Current derivative assets	1.3	2.7
Income tax receivables	0.2	0.4
Deferred tax asset – current	76.3	0.0
Prepayments and other current assets	33.5	28.5
Current regulatory assets	55.8	62.7

Total current assets	883.6	757.6

Property, plant and equipment
Utility plant in service
Electric	6,697.3	6,558.9
Gas	1,145.4	1,115.0
Construction work in progress	191.0	212.4
Other property	428.6	398.5

Property plant and equipment at original cost	8,462.3	8,284.8
Accumulated depreciation	(2,578.3)	(2,443.8)

Total property, plant and equipment, net	5,884.0	5,841.0

Other assets
Deferred income taxes	0.0	57.3
Long-term regulatory assets	331.2	341.9
Goodwill	55.4	55.4
Long-term derivative assets	0.2	0.2
Deferred charges and other assets	141.5	141.2

Total other assets	528.3	596.0

Total assets	$7,295.9	$7,194.6

Liabilities and capital
Current liabilities
Long-term debt due within one year
Recourse	$374.9	$67.1
Non-recourse	11.2	11.2
Notes payable	0.0	12.0
Accounts payable	252.5	281.5
Other current liabilities	19.4	18.2
Customer deposits	158.3	156.5
Current derivative liabilities	29.5	27.2
Interest accrued	62.1	42.4
Taxes accrued	61.2	26.2
Current regulatory liabilities	95.5	110.0

Total current liabilities	1,064.6	752.3

Other liabilities
Deferred income taxes	138.3	0.0
Investment tax credits	10.1	10.4
Long-term regulatory liabilities	637.5	630.8
Long-term derivative liabilities	6.0	2.6
Deferred credits and other liabilities	487.0	479.8
Long-term debt, less amount due within one year
Recourse	2,664.9	3,114.6
Non-recourse	25.1	33.5

Total other liabilities	3,968.9	4,271.7

Total liabilities	5,033.5	5,024.0
Capital
Common equity	215.8	214.9
Additional paid in capital	1,550.4	1,542.0
Retained earnings	512.6	430.0
Accumulated other comprehensive (loss)	(16.9)	(17.2)

TECO Energy stockholders’ equity	2,261.9	2,169.7
Noncontrolling interest	0.5	0.9

Total capital	2,262.4	2,170.6

Total liabilities and capital	$7,295.9	$7,194.6

Book Value Per Share	$10.49	$10.10

TECO ENERGY, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

	Three Months Ended		Nine Months Ended		Twelve Months Ended
	Sep. 30,		Sep. 30,		Sep. 30,
(millions)	2011	2010	2011	2010	2011	2010

Cash flows from operating activities
Net income	$90.3	$51.1	$219.6	$182.8	$276.4	$236.4

Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	82.4	78.8	243.4	233.7	322.5	307.8
Deferred income taxes	48.5	63.9	117.5	136.5	143.9	161.9
Investment tax credits, net	(0.1)	(0.1)	(0.3)	(0.3)	(0.4)	(0.4)
Allowance for other funds used during construction	(0.2)	(0.3)	(0.8)	(1.6)	(1.1)	(2.5)
Non-cash stock compensation	2.4	2.0	6.6	5.4	8.6	7.1
Gain on sales of business / assets, pretax	(0.2)	(0.3)	(0.5)	(0.9)	(39.3)	(1.3)
Noncash debt extinguishment, pretax	0.0	0.0	0.0	0.9	1.3	0.9
Equity in earnings of unconsolidated affiliates, net of cash distributions on earnings	0.0	8.0	0.0	6.8	0.2	11.6
Deferred recovery clause	(2.7)	31.7	3.6	44.6	14.1	69.8
Receivables, less allowance for uncollectibles	(7.4)	(12.0)	(9.4)	(82.0)	28.7	(22.8)
Inventories	25.9	8.5	39.7	(28.4)	26.7	(17.8)
Prepayments and other current assets	(0.9)	(1.5)	(4.4)	(4.3)	(1.4)	(2.6)
Taxes accrued	12.9	11.4	35.2	38.6	1.6	(0.5)
Interest accrued	18.6	19.8	23.2	23.7	(6.6)	(13.3)
Accounts payable	7.7	(2.6)	(26.9)	36.8	(12.7)	25.5
Other	7.6	7.0	25.1	0.7	(19.5)	17.9

	284.8	265.4	671.6	593.0	743.0	777.7

Cash flows from investing activities
Capital expenditures	(98.1)	(99.8)	(298.3)	(374.9)	(413.2)	(515.3)
Allowance for other funds used during construction	0.2	0.3	0.8	1.6	1.1	2.5
Net proceeds from sale of business / assets	0.5	0.5	3.4	1.4	185.2	3.6
Net cash increase from consolidation	0.0	0.0	0.0	24.1	0.0	24.1
Contributions to unconsolidated affiliates	0.0	(0.4)	0.0	(1.7)	0.0	(1.7)
Other investments	0.0	(14.7)	14.4	(13.9)	14.3	(14.7)

	(97.4)	(114.1)	(279.7)	(363.4)	(212.6)	(501.5)

Cash flows from financing activities
Dividends	(46.4)	(44.0)	(136.8)	(130.7)	(180.8)	(173.5)
Proceeds from sale of common stock	1.2	2.6	6.6	5.6	8.8	7.3
Proceeds from long-term debt	0.0	0.0	0.0	543.5	117.7	543.5
Repayment of long-term debt / Purchase in lieu of redemption	(6.2)	(6.1)	(150.8)	(513.7)	(434.3)	(513.7)
Dividend to noncontrolling interest	0.0	0.0	(0.6)	(0.7)	(0.6)	(0.7)
Net decrease in short-term debt	(32.0)	(50.0)	(12.0)	(28.0)	(27.0)	(33.0)

	(83.4)	(97.5)	(293.6)	(124.0)	(516.2)	(170.1)

Net increase in cash and cash equivalents	104.0	53.8	98.3	105.6	14.2	106.1
Cash and cash equivalents at beginning of period	61.8	97.8	67.5	46.0	151.6	45.5

Cash and cash equivalents at end of period	$165.8	$151.6	$165.8	$151.6	$165.8	$151.6

TECO ENERGY, Inc.

SEGMENT INFORMATION (Unaudited)

(millions)		Tampa Electric	Peoples Gas	TECO Coal	TECO Guatemala	Other & Eliminations	TECO Energy
Three months ended Sep. 30,
2011	Revenues – outsiders	$591.6	$93.9	$190.5	$33.6	$1.8	$911.4
	Sales to affiliates	0.3	0.3	—	—	(0.6)	—

	Total revenues	591.9	94.2	190.5	33.6	1.2	911.4
	Equity Earnings in Unconsolidated Affiliates	—	—	—	—	—	—
	Depreciation	56.2	12.2	11.8	1.8	0.4	82.4
	Total interest charges (2)	30.3	4.4	1.7	1.9	12.4	50.7
	Allocated interest expense (2)	—	—	1.7	1.5	(3.2)	—
	Provision (Benefit) for income taxes	47.4	3.0	4.1	2.4	(5.7)	51.2
	Net income (loss) attributable to TECO Energy (1)	$75.0	$4.8	$14.1	$4.5	$(8.2)	$90.2

2010	Revenues – outsiders	$593.3	$114.1	$165.3	$29.0	$0.1	$901.8
	Sales to affiliates	0.3	2.5	—	—	(2.8)	—

	Total revenues	593.6	116.6	165.3	29.0	(2.7)	901.8
	Equity Earnings in Unconsolidated Affiliates	—	—	—	4.1	(0.5)	3.6
	Depreciation	54.4	11.5	11.0	1.8	0.1	78.8
	Total interest charges (2)	30.7	4.6	1.6	4.0	16.5	57.4
	Allocated interest expense (2)	—	—	1.5	3.0	(4.5)	—
	Provision (Benefit) for income taxes	36.8	2.4	2.2	29.1	(5.0)	65.5
	Net income (loss) attributable to TECO Energy (1)	$61.9	$3.7	$8.3	$(12.6)	$(10.3)	$51.0

Nine months ended Sep. 30,
2011	Revenues – outsiders	$1,570.6	$358.5	$555.5	$103.3	$5.3	$2,593.2
	Sales to affiliates	1.0	3.0	—	—	(4.0)	—

	Total revenues	1,571.6	361.5	555.5	103.3	1.3	2,593.2
	Equity Earnings in Unconsolidated Affiliates	—	—	—	—	—	—
	Depreciation	166.4	36.0	34.4	5.5	1.1	243.4
	Restructuring charges	—	—	—	—	—	—
	Total interest charges (2)	91.6	13.3	5.1	5.7	38.8	154.5
	Allocated interest expense (2)	—	—	5.0	4.6	(9.6)	—
	Provision (Benefit) for income taxes	104.3	16.0	10.7	8.5	(15.8)	123.7
	Net income (loss) attributable to TECO Energy (1)	$165.0	$25.4	$38.1	$16.4	$(25.5)	$219.4

2010	Revenues – outsiders	$1,670.9	$408.2	$537.9	$95.7	$0.2	$2,712.9
	Sales to affiliates	1.0	17.4	—	—	(18.4)	—

	Total revenues	1,671.9	425.6	537.9	95.7	(18.2)	2,712.9
	Equity Earnings in Unconsolidated Affiliates	—	—	—	12.1	(1.6)	10.5
	Depreciation	161.0	34.3	32.8	5.4	0.2	233.7
	Restructuring charges	—	—	—	—	1.5	1.5
	Total interest charges (2)	91.8	13.8	5.2	13.0	51.1	174.9
	Allocated interest expense (2)	—	—	5.0	9.5	(14.5)	—
	Provision (Benefit) for income taxes	98.4	16.9	9.1	35.9	(24.4)	135.9
	Net income (loss) attributable to TECO Energy (1)	$166.8	$26.7	$45.8	$8.4	$(65.4)	$182.3

Twelve months ended Sep. 30,
2011	Revenues – outsiders	$2,061.7	$460.9	$707.7	$132.0	$5.9	$3,368.2
	Sales to affiliates	1.3	4.8	—	—	(6.1)	—

	Total revenues	2,063.0	465.7	707.7	132.0	(0.2)	3,368.2
	Equity Earnings in Unconsolidated Affiliates	—	—	—	1.0	(1.2)	(0.2)
	Depreciation	221.2	47.6	45.2	7.4	1.1	322.5
	Restructuring charges	—	—	—	—	—	—
	Total interest charges (2)	122.4	17.9	6.8	8.4	55.4	210.9
	Allocated interest expense (2)	—	—	6.6	6.3	(12.9)	—
	Provision (Benefit) for income taxes	128.3	20.4	13.3	18.8	(23.0)	157.8
	Net income (loss) attributable to TECO Energy (1)	$207.0	$32.8	$45.3	$49.6	$(58.6)	$276.1

2010	Revenues – outsiders	$2,173.2	$519.1	$687.6	$97.9	$0.2	$3,478.0
	Sales to affiliates	1.3	20.2	—	—	(21.5)	—

	Total revenues	2,174.5	539.3	687.6	97.9	(21.3)	3,478.0
	Equity Earnings in Unconsolidated Affiliates	—	—	—	26.5	(2.2)	24.3
	Depreciation	213.4	45.6	43.0	5.6	0.2	307.8
	Restructuring charges	0.3	0.2	—	—	1.7	2.2
	Total interest charges (2)	121.3	18.4	7.0	16.4	68.8	231.9
	Allocated interest expense (2)	—	—	6.6	12.8	(19.4)	—
	Provision (Benefit) for income taxes	127.7	17.9	10.3	36.0	(30.4)	161.5
	Net income (loss) attributable to TECO Energy (1)	$205.9	$39.3	$53.3	$17.9	$(80.5)	$235.9

(1)	Results are based on GAAP net income. For a complete reconciliation between GAAP and non-GAAP items, see Results Reconciliation in Earnings Release.
(2)	Segment net income is reported on a basis that includes internally allocated financing costs. Internally allocated costs were at pretax rates of 7.15% for October 2009 through June 2010, 6.50% for July 2010 through December 2010, and 6.25% for January 2011 through September 2011.

TAMPA ELECTRIC COMPANY

ELECTRIC OPERATING STATISTICS (Unaudited)

	Operating Revenues*			Sales – Kilowatt-hours*
			Percent			Percent
Three Months Ended Sep. 30,	2011	2010	Change	2011	2010	Change

Residential	$313,182	$339,184	(7.7)	2,746,940	2,829,963	(2.9)
Commercial	172,175	183,365	(6.1)	1,777,591	1,792,895	(0.9)
Industrial – Phosphate	15,420	19,030	(19.0)	181,960	210,461	(13.5)
Industrial – Other	26,043	27,781	(6.3)	282,623	285,902	(1.1)
Other sales of electricity	49,660	50,677	(2.0)	503,308	482,780	4.3

	576,480	620,037	(7.0)	5,492,422	5,602,001	(2.0)

Deferred and other revenues	(4,022)	(28,747)	(86.0)	—	—	—
Provision for Revenue Stipulation	—	(24,000)	(100.0)	—	—	—
Sales for resale	5,867	13,116	(55.3)	89,834	173,156	(48.1)
Other operating revenue	13,577	13,192	2.9	—	—	—
SO2 Allowance Sales	—	—	—	—	—	—
NOx Allowance Sales	—	—	—	—	—	—

	$591,902	$593,598	(0.3)	5,582,256	5,775,157	(3.3)

Average customers	676,151	671,014	0.8	—	—	—

Retail Net Energy For Load				5,740,038	5,813,055	(1.3)

Total Degree Days				1,753	1,744	0.5

	Operating Revenues*			Sales – Kilowatt-hours*
			Percent			Percent
Nine Months Ended Sep. 30,	2011	2010	Change	2011	2010	Change

Residential	$788,371	$862,060	(8.5)	6,913,919	7,193,727	(3.9)
Commercial	465,936	491,732	(5.2)	4,738,588	4,727,362	0.2
Industrial – Phosphate	46,459	64,061	(27.5)	548,506	725,371	(24.4)
Industrial – Other	74,678	78,599	(5.0)	808,511	804,071	0.6
Other sales of electricity	139,444	143,873	(3.1)	1,386,174	1,352,302	2.5

	1,514,888	1,640,325	(7.6)	14,395,698	14,802,833	(2.8)

Deferred and other revenues	(1,921)	(15,471)	(87.6)	—	—	—
Revenue Refund – Clause	—	(24,000)	(100.0)	—	—	—
Sales for resale	18,348	33,002	(44.4)	279,845	400,228	(30.1)
Other operating revenue	40,286	37,781	6.6	—	—	—
SO2 Allowance Sales	4	48	(91.7)	—	—	—
NOx Allowance Sales	37	206	(82.0)	—	—	—

	$1,571,642	$1,671,891	(6.0)	14,675,543	15,203,061	(3.5)

Average customers	675,261	670,638	0.7	—	—	—

Retail Net Energy For Load				15,044,121	15,762,562	(4.6)

Total Degree Days				3,669	3,862	(5.0)

	Operating Revenues*			Sales – Kilowatt-hours*
Twelve Months Ended Sep. 30,	2011	2010	Percent Change	2011	2010	Percent Change

Residential	$1,015,358	$1,110,732	(8.6)	8,904,921	9,238,109	(3.6)
Commercial	616,240	658,068	(6.4)	6,232,716	6,290,399	(0.9)
Industrial – Phosphate	65,771	84,342	(22.0)	775,382	946,817	(18.1)
Industrial – Other	98,726	104,133	(5.2)	1,062,443	1,061,819	0.1
Other sales of electricity	185,407	195,429	(5.1)	1,830,865	1,833,885	(0.2)

	1,981,502	2,152,704	(8.0)	18,806,327	19,371,029	(2.9)

Deferred and other revenues	(20,809)	(46,760)	(55.5)	—	—	—
Provision for Revenue Stipulation	20,992	(24,000)	(187.5)	—	—	—
Sales for resale	26,930	42,219	(36.2)	395,137	492,801	(19.8)
Other operating revenue	54,331	50,131	8.4	—	—	—
SO2 Allowance Sales	4	48	(91.7)	—	—	—
NOx Allowance Sales	37	206	(82.0)	—	—	—

	$2,062,987	$2,174,548	(5.1)	19,201,464	19,863,830	(3.3)

Average customers	674,458	669,907	0.7	—	—	—

Retail Net Energy For Load				19,643,278	20,329,412	(3.4)

Total Degree Days				4,570	4,675	(2.2)

*	in thousands

PEOPLES GAS SYSTEM

GAS OPERATING STATISTICS (Unaudited)

	Operating Revenues*			Therms*
Three Months Ended Sep. 30,	2011	2010	Percent Change	2011	2010	Percent Change

By Customer Segment:
Residential	$24,695	$23,963	3.1	10,124	9,947	1.8
Commercial	28,297	27,046	4.6	87,842	85,505	2.7
Industrial	1,943	2,169	(10.4)	46,151	46,492	(0.7)
Off System Sales	26,618	49,186	(45.9)	55,877	94,112	(40.6)
Power generation	2,708	2,988	(9.4)	176,981	179,993	(1.7)
Other revenues	7,712	8,893	(13.3)	—	—	—

	$91,973	$114,245	(19.5)	376,975	416,049	(9.4)

By Sales Type:
System supply	$61,685	$83,371	(26.0)	75,023	114,997	(34.8)
Transportation	22,576	21,981	2.7	301,952	301,052	0.3
Other revenues	7,712	8,893	(13.3)	—	—	—

	$91,973	$114,245	(19.5)	376,975	416,049	(9.4)

Average customers	338,224	335,181	0.9	—	—	—

	Operating Revenues*			Therms*
Nine Months Ended Sep. 30,	2011	2010	Percent Change	2011	2010	Percent Change

By Customer Segment:
Residential	$109,390	$124,619	(12.2)	59,859	69,698	(14.1)
Commercial	105,677	111,677	(5.4)	305,262	307,003	(0.6)
Industrial	6,523	6,979	(6.5)	151,212	149,650	1.0
Off System Sales	93,724	136,528	(31.4)	198,392	249,261	(20.4)
Power generation	8,185	7,518	8.9	472,943	452,768	4.5
Other revenues	30,525	31,323	(2.5)	—	—	—

	$354,024	$418,644	(15.4)	1,187,668	1,228,380	(3.3)

By Sales Type:
System supply	$247,842	$313,344	(20.9)	292,764	359,196	(18.5)
Transportation	75,657	73,977	2.3	894,904	869,184	3.0
Other revenues	30,525	31,323	(2.5)	—	—	—

	$354,024	$418,644	(15.4)	1,187,668	1,228,380	(3.3)

Average customers	338,763	336,244	0.7	—	—	—

	Operating Revenues*			Therms*
Twelve Months Ended Sep. 30,	2011	2010	Percent Change	2011	2010	Percent Change

By Customer Segment:
Residential	$144,302	$156,546	(7.8)	80,677	86,437	(6.7)
Commercial	137,774	144,311	(4.5)	406,196	403,741	0.6
Industrial	8,469	8,961	(5.5)	199,058	195,624	1.8
Off System Sales	119,513	169,988	(29.7)	258,804	322,252	(19.7)
Power generation	10,357	9,814	5.5	602,330	579,095	4.0
Other revenues	36,406	40,234	(9.5)	—	—	—

	$456,821	$529,854	(13.8)	1,547,065	1,587,149	(2.5)

By Sales Type:
System supply	$320,281	$392,790	(18.5)	384,592	461,956	(16.7)
Transportation	100,134	96,830	3.4	1,162,473	1,125,193	3.3
Other revenues	36,406	40,234	(9.5)	—	—	—

	$456,821	$529,854	(13.8)	1,547,065	1,587,149	(2.5)

Average customers	337,911	335,593	0.7	—	—	—

*	in thousands